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                                                                Exhibit 11.01

                            MICRONICS COMPUTERS, INC.
                       COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (UNAUDITED)


                                        THREE MONTHS ENDED         NINE MONTHS ENDED
                                                JUNE 30,                JUNE 30,
                                     -----------------------------------------------
                                        1996           1995        1996        1995
PRIMARY (1)                          -----------    ---------    --------   ----------
Net loss .........................    $(1,909)      $(15,160)    $(1,896)   $(13,673)
                                      =======       ========     =======    ========
Average shares outstanding .......     13,841         13,601      13,786      13,453
Options ..........................         --             --          --          --
                                      -------       --------     -------    --------
Total common stock and common
    stock equivalents ............     13,841         13,601      13,786      13,453
                                      =======       ========     =======    ========

Net loss per common share..........   $ (0.14)      $  (1.11)    $ (0.14)   $  (1.02)
                                      =======       ========     =======    ========

(1) FULLY DILUTIVE AND PRIMARY ARE THE SAME.


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